Exhibit 99.6

SELECTED CONSOLIDATED FINANCIAL DATA FOR THE INTERNATIONAL OPERATIONS

The tables below summarize selected financial information. You should read this data in conjunction with, and it is qualified by reference to, the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Management’s Discussion and Analysis of Financial Condition and Results of Operations of the International Operations,” and the consolidated financial statements of the international operations and the notes thereto, which are contained elsewhere herein.

	Fiscal Year Ended December 31, 2012	Fiscal Year Ended December 31, 2011
	(In millions)
Operating Data:
Revenue
Finance charge income	$1,599	$1,717
Other revenue	250	272

	1,849	1,989

Costs and expenses
Operating expenses	403	454
Compensation and benefit expenses	153	153
Depreciation expense on operating lease assets	38	60
Provision for loan losses	86	66
Interest expense	757	836

	1,437	1,569

Income before income taxes	412	420
Income tax provision	45	88

Net income	$367	$332

Comprehensive income	$414	$143

Other Data:
Total consumer origination volume	$6,101	$6,408

	Fiscal Year Ended December 31, 2012	Fiscal Year Ended December 31, 2011
	(Dollars in millions)
Portfolio Data:
Finance receivables	$15,228	$14,175
Average finance receivables	14,476	14,197
Average earning assets	15,236	14,786
Ending earning assets	16,181	14,702
Consumer gross charge-offs	157	121
Net consumer credit losses	88	56
Consumer finance receivables greater than 60 days delinquent	124	101
Ratios:
Consumer net losses as a percentage of average consumer finance receivables	0.9%	0.6%
Delinquencies greater than 60 days as a percentage of consumer finance receivables	1.2%	1.0%
Debt to equity	3.60	3.44
Efficiency ratio(1)	52.7%	55.5%

	December 31,
	2012	2011
	(In millions)
Balance Sheet Data:
Cash and cash equivalents	$888	$447
Finance receivables, net	15,050	13,993
Investment in equity method investee	386	286
Total assets	18,090	16,365
Total debt	12,802	11,692
Total liabilities	14,534	12,965
Total invested equity	3,556	3,400

(1)	Represents the percentage of operating expenses and compensation and benefit expenses to total next revenue. Total net revenue, for the purpose of this computation, represents total revenue less interest expense and depreciation expense on operating lease assets.

1